Operator:

Good day, ladies and gentlemen. Welcome to the ShengdaTech 4QFY09 earnings conference call. My name is Angie and I will be your operator for today.

At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today’s call, Mr. Crocker Coulson.

Crocker Coulson:

Good morning ladies and gentlemen, and good evening to those of you joining us from China. I am Crocker Coulson from CCG Investor Relations, the Company’s investor relations firm. Joining us this morning from China are Mr. Xiangzhi Chen, ShengdaTech's Chairman and CEO; Mr. Andrew Chen, the Company’s Chief Financial Officer; and Ms. Anhui Guo, the Chief Operating Officer; and also Mr. Carl Mudd, a member of the Board of Directors and also the Chairman of the Audit Committee. Also joining us from China today is CCG’s, Jenny Yang, who will provide translation for your questions and answers.
Before we get started, I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make some additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for Forward-Looking Statements that is contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today, due to various risks, including but not limited to, such factors as unanticipated changes in product demand, especially in the tire and PVC industries, the ability of the Company to attract new customers, ability to prepare for growth, planned manufacturing capacity expansion, the ability to increase its product’s applications, and other information detailed from time to time in our filings and future filings with the United States Securities and Exchange Commission.

Accordingly, although the Company believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition, any projections as to our future performance represent management’s estimates as of today, March 16th, 2010. ShengdaTech assumes no obligation to update these projections in the future as market conditions change.
For those of you unable to listen to the entire call at this time, we are going to make a recording available via webcast for 90 days and you can find that on ShengdaTech’s corporate website.With those formalities out of the way, I will now turn the call over to ShengdaTech’s Chairman and CEO, Mr. Chen who will provide some opening remarks that will translated by Jenny Yang. Xiangzhi.

Xiangzhi Chen:

(speaking in foreign language)

Thank you, Crocker. Good morning, everyone. I would like to start out by thanking everyone for joining us on ShengdaTech’s 4QFY09 conference call. I am very pleased to announce that ShengdaTech exceeded our planned financial growth in 2009, reflecting strong demand for our products, successful execution of our aggressive capacity expansion strategy, and our progress in achieving greater penetration in our end-user markets.

We are proud of the recognition we received during the year, including the “2008 China Frost & Sullivan Award for Growth Excellence” and being named on the Forbes Magazine's fifth annual list of "Asia's 200 Best Under a Billion" for the year 2009. Both such awards acknowledge our commitment to excellence and recognize our continued revenue and profit growth, as well as ShengdaTech’s ability to manage a progressive and highly successful enterprise.

Now, Mr. Crocker Coulson will discuss some additional remarks on our operations on my behalf. I will participate in the questions and answers session along with Mr. Andrew Chen and Ms. Guo. I sincerely thank you for your continued interest in ShengdaTech. Crocker?

Crocker Coulson:

Thank you, Mr. Chen. And thank you Jenny for the excellent translation. I now would like to provide some highlights from our full-year 2009 results from continuing operations.

Revenue for the full-year 2009 increased 23.9% to US$102.1 million, compared to US$82.4 million in 2008. Net income from continuing operations in 2009 was $23.6 million with diluted earnings per share of $0.43.

I am very pleased to announce that even through the global downturn thanks to faster-than-anticipated improvement in market conditions for NPCC products, with high margin, combined with our ability to maintain our selling prices, we exceeded our revenue and EPS guidance for the full-year 2009.

Now I would like to move on to discussing our 4Q results. We closed the year with strong revenue growth, generating $30.1 million in revenue, up 23.3% year over year, and with gross profit of $11.9 million, up 19.4% year over year with a gross margin of 39.8%. Our double-digit top-line growth was a result of continued market demand for our NPCC products in our existing end markets, which contributed to a higher sales volume.

In addition, our new NPCC facility in Zibo with 60,000 metric tons of production capacity began operations in August 2009, which contributed to the overall growth in tons shipped during the 4Q09. Excluding the new Zibo facility, our overall production capacity utilization rate was running at full capacity during the 4Q of both 2009 and 2008.

During the quarter, we are very excited to announce that we have added 25 new domestic customers, including seven PVC producers, seven adhesive and latex manufacturers, six tire manufacturers, and five polyethylene producers.

In comparison to the 3Q09, revenue increased 18.4% as a result of higher sales volume while selling prices remained relatively unchanged. This was mainly due to the positive impact from a strengthening economic environment in China and the additional capacity at Zibo, which allowed us to meet the incremental needs of both new and existing customers.

During the quarter, we continued to take advantage of our broad range of NPCC capabilities, improving our product mix by developing and selling applications that create higher value, more and wider demand, while offering a solid measurable return in cost and quality to our customers.

Our NPCC application for polyethylene, or PE, was our largest end market during the quarter, accounting for 32.4% of the quarter’s revenue, a significant increase from only 7.8% in the same period last year. PE is one of our newest and higher margin NPCC applications. For those of you not familiar with the product, PE is used in consumer products such as plastic bottles, plastic bags and food packaging. Our PE customers benefit from improvements in the mechanical properties of the plastic and enhanced heat-resistance.

What is more important, our NPCC application for PE reduces manufacturing costs and enhances our customer’s margins providing them with a strong price and profit advantage.

We expect the PE end market to demonstrate further growth in 2010 based on our market analysis and the feedback that we are getting from our sales team who are in regular contact with customers in the industry.

Sales from our NPCC application for tires declined 24.3% year over year and 8.8% on a quarter-over-quarter basis, as a result of the global economic downturn’s impact on the tire industry. NPCC for tires historically has been our largest end market, and despite the fact that it became a lower percentage of a larger base in 2009, we expect it to continue to rebound and to be a meaningful contribution to revenue in the years ahead and an ever-present source of profitable revenue growth for ShengdaTech.

Our NPCC tire application has a very compelling value proposition, as its use in tire manufacturing is capable of delivering 10% to 20% overall improvement in performance, as measured by increased traction, wave resistance, tear resistance, tensile strength and aging resistance, and reduces tire manufacturing cost by about US$20 to US$30 per metric ton.

We remain very positive about our presence in the vertical market and as the largest NPCC supplier in China’s tire industry with current penetration of approximately 26% of the market demand. We now supply NPCC to three of China’s top 10 tire manufactures.

Based on industry research, the market for NPCC for use in tire manufacturing in China is expected to grow from 557 million tires in 2007 to one billion tires by 2012.

As anticipated due to the global downturn, sales to the PVC industry declined 16.5% on a year-over-year basis. Our target prospects for this application has narrowed as we have learned that PVC producers do not experience significant costs benefits from using NPCC when compared to other application areas or our products.

We expect to have a somewhat different application mix of sales contributions going forward, and the percentage of revenue contribution from NPCC application for PVC will not be as significant as it was in previous years.

We have a very strong pipeline of new customers. We are currently working with 76 prospective customers, including 59 domestic customers, of which 42 are in the testing phase, and 17 international customers, all of them are in the testing phase.

To support our pace of plant capacity expansion and new product development initiatives, we took several steps in 2009 to strengthen our international sales and marketing team. At our global headquarters in Shanghai, we have significantly expanded our international sales team of well-qualified and experienced personnel focused on expanding our world-wide sales and marketing efforts and particularly targeting international customers with manufacturing bases or ties in the China market.

We recently appointed Mr. Gary Cao, as our new International Marketing Director. Mr. Cao brings with him strong sales and marketing experience in the specialty chemicals sector. We believe his impressive background will prove to be a major asset to ShengdaTech as we aggressively expand our presence into Europe and North America over the next few years.

As most of you are aware, a major contributing factor to our success and growth has been our proven ability to execute our capacity expansion plans, allowing us to maintain our position as the undisputed leader in the domestic NPCC industry. In 2010, we will continue to increase the scale of our operations as we expand in both domestic and international markets.

The initial phase of our Zibo facility, which began production at the end of August 2009, has ramped up to 100% utilization in January 2010, bringing our current aggregate annual capacity to 250,000 metric tons, all of which is operating at full utilization.

In response to the ever-increasing market demand for our products, we are excited to announce our plan to purchase equipment that adds another 40,000 metric tons of designed capacity in the existing building at Zibo and expect to begin production of that new equipment in October 2010.

We also are in the process of completing equipment and technological upgrades, as well as repairs and maintenances at our recently acquired facility in Chaodong, Anhui Province with approximately 10,000 metric tons of annual production capacity. We have obtained the required business licenses and registrations and expect to begin production at this facility in April 2010.

By 2013, based on projected market demand, we plan to expand our Chaodong facility by an additional 200,000 metric tons in capacity that will be built in several phases. We are extremely excited about the market opportunity and the high-potential, prospect-rich Yangtze River Delta economic region.

We will be the first NPCC manufacturer to tap this market and we are confident in our ability to rapidly penetrate that market and build relationships, as we preemptively create a significant barrier to our competitors.

Now, I would like to provide updates on our R&D efforts before handing this call over Mr. Andrew Chen to discuss financial results in greater detail.

Our NPCC application for asphalt is expected to achieve the long-awaited approval from our five testing and fully engaged potential large-volume customers. Once full approvals are obtained, we anticipate beginning to ship increasing volumes of NPCC going forward. As a functional filler in asphalt pavement, NPCC helps prevent water damage and ultraviolent oxidation, which are the leading causes of highway deterioration.

The addition of NPCC to asphalt reduces the frequency of costly road repairs and lowers production costs. The China asphalt market is expected to reach 16.0 million metric tons by 2010, as the industry is driven by robust growth in infrastructure construction in China. The potential market size for our NPCC asphalt application is sizable, as our asphalt application partially replaces SBS asphalt, which, based on our estimates, is used in 60% of road pavement asphalt in China.

We are also developing a new NPCC application for high-grade paper, which, based on our preliminary evaluation, we believe may hold larger market potential than even our asphalt application.

We continue our steadfast focus on improving and expanding the use of our current NPCC applications including adhesives and latex. We plan to provide very close updates on our progress.

With that overview of the Company’s operational progress in the 4Q, I will now turn this call over to ShengdaTech’s CFO, Mr. Andrew Chen, who is going to provide a more detailed discussion of the quarter’s financial results. Andrew, over to you.

Andrew Chen:

Thank you, Crocker, and welcome everybody. Before I get into our financial results, I would like to encourage all of you to read our 10K filed with the SEC and our press release published earlier this morning for more detailed financial disclosures.

In December 2009, we committed to a plan to dispose our Bangsheng coal-based chemical facility operating assets in accordance with US GAAP. As a result, we have reclassified the assets, liabilities, operations and cash flows of Bangsheng Facility as discontinued operations for all periods presented in our consolidated financial statements.

In addition, I will also discuss a non-GAAP financial measure, EBITDA, which stands for earnings before interest, taxes, depreciation and amortization. We present this financial measure as a supplement to our GAAP results because we believe it provides useful information in analyzing and benchmarking the performance of our operations and assists investors in analyzing our year-over-year financial performance.  We presented a reconciliation of EBITDA to net income in our press release issued this morning.

First, let us go to our quarterly results. Revenue increased to US$30.1 million, up 23.3% from US$24.4 million in the 4Q08. Total volume of NPCC sold during the 4Q09 was up 26.5% to 62,146 metric tons from 49,143 metric tons in the 4Q08. The average selling price of NPCC products declined 2.6 % to US$484 per metric ton, from US$497 per metric ton in the 4Q08, caused primarily by changes in product mix.

NPCC for use in PE, tires and PVC represented the majority of NPCC sales at 32.4%, 26.7%, and 20.6% of total NPCC revenue, respectively.  NPCC used in adhesives and latex increased to 14.4% of total NPCC revenue, compared to 9.4% of the total revenue in the 4Q08. NPCC used in paper, oil ink, paint, and automobile undercoating paint combined to generate 5.9% of NPCC revenue.

Our gross profit for the 4Q09 was US$11.9 million, up 19.4% from US$10 million in the 4Q08. Total gross margin was 39.8% compared with 41.1% during the 4Q08. The slight decline of 1.3% in gross margin was due to anticipated production start-up costs at the new Zibo facility as it ramped up to target capacity utilization.

Selling expenses were US$0.7 million, or 2.4% of revenue, up from US$0.6 million, or 2.4% of revenue, for the same period last year. Selling expenses as a percentage of revenue remained unchanged because of the decline in sales commission due to our new lower commission policy in 2009. The decline was offset by increases in office expenses, salaries and benefits related to the expansion of our NPCC business operations.

General and administrative expenses were US$1.7 million, or 5.6% of revenue, up from US$1.3 million, or 5.3% of revenue for the same period last year. The increase in G&A expenses was mainly due to increased professional services expenses; an increase in executive compensation as we expanded our senior staff; higher research and development expenditures; and increase in amortization of land-use rights related to the Company's growing NPCC operations.

Operating income for the 4Q09 was US$9.6 million, up 17.8% from US$8.1 million in the same period a year ago. Operating margin was 31.8% compared to 33.3% in the 4Q08.

Interest expense, related primarily to our convertible notes issued in May and June 2008, was US$3.0 million for the three-month period ended December 31st, 2009, up from US$2.8 million a year ago. Interest expense included US$1.4 million of contractual coupon interest on the convertible notes, US$0.3 million of amortization of debt issuance costs, and US$1.6 million of amortization of debt discount.

The total interest expense was reduced by US$0.2 million as a result of interest cost capitalized during the three-month period ended December 31st, 2009.

We recorded a US$0.6 million gain on bargain purchase from the acquisition of our new Anhui facility in the 4Q09. In the 4Q08, we recognized a US$5.5 million gain on the repurchase of our convertible notes.

Our effective income tax rate decreased from 9.7% for the three months ended December 31st, 2008, to 6.6% for the three months ended December 31st, 2009 due primarily to the effect of the PRC income tax holiday.

EBITDA for the 4Q09 decreased 21.3% year over year to US$11.6 million from US$14.7 million again primarily as a result of the US$5.5 million gain from repurchase of convertible notes in the 4Q08.

Net income from continuing operations in the 4Q09 was US$6.7 million, down 31.8% from US$9.9 million in the same period last year, which included US$5.5 million in gain as a result of repurchasing senior notes during the quarter. Fully diluted earnings per share from continuing operations were $0.12, compared with fully diluted earnings from continuing operations per share of $0.17 in the 4Q08.

Fully diluted weighted average shares base outstanding were 54,205,257 in the 4Q09, down from 67,247,616 in the same quarter last year, primarily due to the fact that the number of potential common shares associated with our convertible debt was anti-dilutive for the 4Q09 and therefore was excluded from the diluted earnings per share computation for the quarter.

Loss from discontinued operations was US$57,692, down from US$0.2 million in the 4Q08. Its impact to fully diluted earnings per share is minimum for both periods.

Next, let us move on to the balance sheet. As of December 31st, 2009, ShengdaTech had US$116 million in cash, US$116.3 million in working capital and US$79.3 million in long-term convertible senior notes.

Shareholders equity was US$170.6 million, up from US$147.0 million at yearend 2008. In 2009, we generated net cash flow from operating activities of US$28 million. We are confident in our ability to generate positive cash flows from our business operations. Such ability, when combined with our strong cash position, will sufficiently support our planned business expansion in 2010.

We expect to incur capital expenditures of approximately US$52.4 million in 2010 including US$4.5 million for the acquisition and upgrades of our Chaodong facility in Anhui Province, excluding land. We plan to invest US$21 million to install equipment to build another 40,000 metric tons of capacity at Zibo NPCC facility.

We also plan to invest approximately US$27 million to purchase approximately 100 acres of land for the existing Chaodong facility and its expansion in the future. All the capital expenditures in 2010 are expected to be funded by cash on hand and cash flow from operations.

Now I would like to provide our guidance for 2010. We expect revenue and net income to be in the range of US$123 million to US$126 million and US$25 million to US$27 million, respectively.

In closing, I would like to highlight our key growth drivers in 2010. With our planned 40,000 metric tons capacity expansion in Zibo and the restoration of the 10,000 metric tons capacity at our Chaodong facility, our total capacity is expected to increase by 20% during the year, reaching 300,000 metric tons by the end of 2010.

We will establish a stronger presence in international markets by executing our international sales and marketing plan. We will begin to strategically position ourselves in the important Yangtze River Delta economic region to serve the different industries with high potential for NPCC applications in the area.

We will continue to explore growth opportunities in high value-add and  technology-driven chemical business sector. We expect such opportunities will help to diversify our business portfolio, leverage our rich management expertise and offer attractive returns to our shareholders.

Our positive outlook is based on our proprietary production technology, strong capability in new applications development, the well-established value proposition for NPCC, positive growth outlook of NPCC business sector, and most importantly, our highly experienced management team.

We have a strong pipeline of new applications for NPCC products and a well-qualified research team to ensure successful execution, accelerating our growth in the coming years.

Now, I would like to open up the call to any questions you may have for the management. We will take one question from every participant and hope to get back to you in case you have a follow-up question. Operator, please start the Q&A.

Katherine Lu, Oppenheimer & Company:

Hi, good evening, every one. Thank you for taking my call. Congratulations on the very strong quarter. My question is regarding to the (audio gap)

Crocker Coulson:

Sorry, Katherine, we cannot hear you. Can you repeat your question?

Katherine Lu:

Good evening, can you hear me?

Crocker Coulson:

Now, we can hear, yes.

Katherine Lu:

Good evening. Thank you for taking my question. Congratulations on the very strong quarter. My question is regarding to the guidance. Andrew, could you talk about some assumptions you used for this guidance? For example, what kind of pricing and what your assumption, did you build into the guidance? I understand you talked about 10,000 ton for Anhui facility in April and also 40,000 additional equipment installation for the Zibo facility in October 2010.

Should we think the 40,000 ton should be implemented phase by phase or just in one shot by October and also what kind of gross margin assumption did you build in your guidance?

Finally, how much cost, how much interest expense should we be assuming in 2010 associated with the convertible notes?

Andrew Chen:

OK. Since we currently have 250,000 metric tons of capacity and by April that 10,000 additional capacity belonging to existing Anhui facility will become available, it will be up and running.

So, if you annualize the capacity in Anhui is going to be 75,000 metric tons. So, that portion combined with the existing 250,000 is going to be close to 260,000 metric tons; and then we have the 40,000 of equipment that will be installed in a factory building that is already built in Zibo facility.

On that, you know, but if you have to build from greenfield, meaning that you have to build a building and also install equipments, it takes the whole year to do it. But if you already have a building and you just install equipments it takes about seven months. So, we are estimating that this 40,000 of additional capacity, there is a good possibility it is going to start to generate revenue but then as similar to the other 50,000 metric tons of Zibo facility took a while to ramp up to the anticipated full capacity utilization rate, but it will start to generate something in the 4Q.

So combining all these factors and also assuming the NPCC price is going to remain very stable with a very, we also allow a little bit room of price decline, since we are just a bit conservative, that is the basis for our revenue forecast. And then the gross margin will remain at about 40%, very close to 40%.

Then, I would like to go into more detail with you after we finish this conference call to go to some of the other detail assumptions or that is around this budget, and any other investors, or any other analysts who are covering this Company are welcome to call me to go over to all the detailed assumptions of our guidance.

And then in terms of the interest expense for 2010 associated with a convertible notes is estimated to be about US$13.9 million which is composed of coupon interest expense of US$5.4 million, amortization of debt discount US$7.2 million, amortization of debt issuance cost of US$1.2 million.

And then, of course we are going to have a lot of construction activities in Zibo to build of the 40,000, and then that is going to incur some of the capitalized interest and capitalized interest will be offsetting these three factors of interest expense items. So, the actual interest expense will be probably be slightly lower than US$13.9 million, as I just quoted. I hope that answered your question.

Katherine Lu:

OK. Yes, absolutely. Thank you so much of the color. Just wanted to quick follow up here, you talked about you essentially assume a relatively stable in NPCC pricing with a modest decline just to be conservative here. I was wondering: what kind of price decline did you assume?

Andrew Chen:

The decline is within a couple of percentage. It depends on product line, some have a couple of points decline, and some do not, some even had a readjust so for the most part we forecast the price will remain very stable for 2010.

Katherine Lu:

OK. Great, I will get back to the queue. Thank you.

Ping Luo, Global Hunters Securities:

I would like to ask about the share count, the share count for this quarter was 54 million and you used to have about 67 million for diluted shares in the 1H year. I wanted to know what this anti-diluted effect is that caused the share count of the Company to 54 million and what share count should be used going forward to calculate your EPS?

Andrew Chen:

OK, as you know that with the outstanding convertible notes, typically when you calculate the fully diluted earnings per share you need to include the diluting, the share numbers that is causing the diluted impacts and that is typically about 12.5 million shares, on top of the basic shares which is 54,206,036 shares and then typically it amounts to 66 million to 67 million.

But sometimes, as you know that the amortization of discounts, of debt discounts would be increasing to our quarter, I think we went over this subject many times and as result of the added back factor of interest expense when you use, when you calculate the fully diluted earnings per share may cause when you add the interest expense back to the income and the other factors, it is going to cause the compensation result even higher than basic earnings per shares. That is why we call anti-diluted and calling the US GAAP you cannot report a fully diluted earnings per share when the total calculation is anti-diluted.

So, on the going-forward basis, on the next few quarters is very likely, although it fluctuates, it is not entirely predictable, depending on the market and the price of the share. However, assuming the share remains at the current level, we believe that it is very likely that we are going to have the fully diluted earnings per share equivalent to basic earnings per share, with the only difference in share base is the stock options that one of independent director owns.

OK. I think that I would be happy to go through this very complex detailed calculation process of the fully diluted share base with you after this call, if you want to call me and goes with the process.

Ping Luo:

I understand. Thank you. Further, between these several facilities you have including the new facility in Anhui what will be the overall…?

Crocker Coulson:

Catherine, I think we are going to take another question, and we would happily comeback to any further questions that you have.

Ingrid Yin, Brean Murray:

Good evening, everyone. Congratulations on the quarter. The first question is really regarding the demand to NPCC products, domestically in China and also internationally. We are excited that you are expanding internationally, but when you enter United States and Europe market, who will be your competitors and what kind of price or margin do you expect to get? And when do you expect to see a significant contribution in terms of revenue?

Crocker Coulson:

Jenny, that might be a good one to translate for Mr. Chen and then he can decide whether he or Andrew will address it.

Jenny Yang:

(speaking in foreign language)

Basically the Company does not have an actual number for the demand, international demand for the NPCC for 2009, but based on the research in 2008, there is a lot more demand for the NPCC in the international market compared to the Chinese domestic market.

So basically, although like in 2009 the Company actually experienced a slight decrease in terms of sales at the international market compared to the domestic market, but the Company actually reinforced the international sales team by hiring a highly experienced international marketing sales director, and he will be responsible to expand the international market sales.

In terms of the pricing, we actually expect that the prices for the NPCC product are about 16% more than the domestic NPCC price. That is just an average. And for the competitors, we do have actually a few competitors, including one in Japan. The name of the competitor is Shiraishi.

Andrew Chen:

The main competitors of NPCC international, the most significant international players in NPCC are three companies: Shiraishi of Japan, which primarily are very active in Japan and Asia, excluding China. And the other company is European based Solvay, based in Belgium, and the third one is based in United States, Mineral Technologies Inc., we call it MIT.

Ingrid Yin:

Yes. Thank you.

Greg Garner, Singular Research:

Thank you. Nice quarter. First of all, a clarification: I did not hear the volume that was reported. Could you just tell me that? Then I would like to ask a question about you expansion plans. It is over 62,000 in the quarter…

Jenny Yang:

You mean the sales volume in the 4Q?

Greg Garner:

Yes.

Andrew Chen:

The 4Q09 sales volume was 62,136 metric tons.

Greg Garner:

OK. Thank you. Just a clarification in some of the expansion plans, you mentioned in the 10K expanding up to 640,000 metric tons, in the prepared remarks was mentioned that Chaodong will increase 200,000 metric tons by 2013, so a question, does that mean by the end of 2012?

And with that, if you are growing the Zibo by 40,000 metric tons this year, appears to me as if this 200,000 metric tons additional is planned for 2011 and 2012, just over two-year time frame. Am I looking at that correctly?

Andrew Chen:

At the moment for 2010, I want to go through this one more time, the thing that we are technically committed to do is the 40,000 metric tons expansion in Zibo, and there is a possibility that we might, depending on the market and depending on the internal discussion in how we see the opportunity and how we see the cash flow situation, that we might also be starting to build a 100,000 metric tons factory building in Anhui facility, and at the same time install another 40,000 metric tons of equipment in Anhui factory.

And then, in 2011 we may be adding another 60,000 metric tons of capacity in Anhui to be housed in the same building, which will be built this year if this project gets into being executed.

However, I have to say that if you read the 10K and also the previous Q, regarding our acquisition of Anhui, we have an investment plan and there is no contractual obligation for the Company to invest that money. Those are the tentative investment plan that we agreed with the Government, and there is a lot of details to be worked out, for example, like the land we plan to purchase still needs to go to an auction process to establish the transaction price. And we also need to go through other administrative procedures to finish the land purchase. And after purchasing the land you start to think about building a factory and install the equipments.

And then, if the market demand is not as robust as what we have been anticipating, we can always adjust the pace, and if the market demand picks up, we can speed up. And it also needs to go hand in hand with our profit arrangement or financing for these projects.

However, I would like to stress that these are not contractual obligations for the Company. We do have flexibility in terms of selecting time to commit money and to make investments, to protect the best interests of our shareholders.

Greg Garner:

Thank you. It is very helpful. So, there needs to be a building built in Shandong, Anhui. Is that right?

Andrew Chen:

No. The current, as you know, toward the end of 2008, and also the 1H09, we have been building the 50,000 metric tons of capacity in Zibo, and then at the end of 2008 we built a factory that was designed for 80,000 metric tons of capacity. However, through our scientific layout of equipment, we discovered that this originally designed our facility to have 80,000 metric tons of equipments can house capacity of up to 100,000 metric tons.

We now have enough room to add an additional 40,000 metric tons of capacity in the same building with the existing 60,000 metric tons of equipment without having to build any other factory buildings in Zibo.

This is the committed expansion plan…

Greg Garner:

I understand. My question is more about the Chaodong facility. This would require a new building, and if demand is there right now, I just wonder how long that would take, regarding all the Governmental regulations.

Andrew Chen:

All this, the land purchase of Chaodong in Anhui Province will be completed in 2010. We hope that it is completed in the 1H10, and we are buying about 15 acres of land, which the existing 10,000 metric tons of capacity is situated on, the site is located on. And then we are buying additional 84 acres of new land for expansion purposes, and combined the investment is approximately US$27 million.

And then, during the next half year, when we go through this land purchasing process, we will be also exploring the markets to build a more detailed business plan, and then decide when we are going to build the factory, and if we are going to do it this year.

Greg Garner:

OK. Thank you very much.

Brian Moore, private investor:

I have just a couple of brief questions, first one you said you are supposed to be developing a modifier that is supposed to save you US$15 per metric ton, where are you people with that? And a follow-up on that one is you used to have a chemical line, two segments of your business, are you afraid of having all your eggs on one basket with just the NPCC line?

Crocker Coulson:

Jenny, can you translate that for the management?

Jenny Yang:

Sure.

(Speaking in foreign language)

OK. Just to answer your first question regarding the modifier that the Company expects to do the research and development, the Company is actually still working on developing the modifier, there is some technology or technical issues that still need to be solved where the capabilities is actually not very stable. So, the Company will try to solve those technical issues and start testing products but for now it is not, the product is not a mature state for the production.

So, your second question was regarding the chemical business that you are talking about, could you be more specific?

Brian Moore:

Yes. You have two segments of your business before for the chemical line and your NPCC line, and now it is strictly NPCC and what I am concern about having your eggs all on in one basket without being diversified, could that be problematic in the future?

Jenny Yang:

(Speaking in foreign language)

OK. Basically regarding the chemical business, the Company is always looking forward on opportunistic investments and the high-end chemical business is just one and definitely we have not really give up on the chemical business.

Katherine Lu, Oppenheimer & Company:

Hello, can you hear me?

Crocker Coulson:

We can go ahead, Katherine.

Katherine Lu:

OK, great. Thank you. Thank you for taking my follow up. Actually in your prepared remarks you mentioned as for the project is just waiting for approval. I am wondering what kind of approval timeline we should be, thinking about for this project. And also just in general what kind of order visibility do you have for your business, just in general? Thank you.

Jenny Yang:

(Speaking in foreign language)

Andrew Chen:

Excuse me. I think, Jenny, proceed.

Jenny Yang:

(Speaking in foreign language)

Andrew Chen:

OK. In a moment we are testing with five of the export manufacturers and Ms. Guo has some information about regarding…

(Speaking in foreign language)

After the Chinese festival, the five companies engaged with us to conduct large scale testing and we are expecting to get the test results up to mid April and we expect initially we are only going to be getting small amounts of orders from these potential customers, and then gradually as they use the products very successfully and get good experience, they will expand on their purchase orders and that has been a very typical procedure for any of NPCC application to grow from a small revenue source into a very large market.

Katherine Lu:

OK. Thank you.

Ingrid Yin, Brean Murray:

Hi. Just a follow up. I think one of my questions just got lost in translation. So, what do you expect to see of contribution in terms of revenue from international sales, you talked about, like three major competitors internationally, so what would be your competitive advantage from competing with them? Is it better technology or is the lower cost?

Andrew Chen:

(Speaking in foreign language)

The international sales in 2009 accounted for 7% in our total revenue and with the recovery of the world economy, we expect the international sales will account for about 10% of sales in 2010. That is what we will try to do.

Ingrid Yin:

OK. Great. So, you are expanding to new verticals like asphalt and PE, will these, you know, new customers give you a higher gross margin compared with a gross margin you could get from PVC or tires? Because PVC and tire will have a much lower percentage contribution to the total revenue.

Andrew Chen:

Well, those were some of the gross margins of different application for the 4Q09. The gross margin for tire is 42.7%; for PE, it is 33.6%; latex 37.2%; paint is 41% and the oil ink is 31.2% and PE206 is 41.9%; and then automobile undercoating is 46.3%, so combined we have a gross margin of 39.8%.

And as a matter of fact, PE206 which has 41.9%, we sold 20,126 tons in the 4Q09 accounting for 32.4%, and PE601, the PVC, we sold 12,754 and that only has the gross margin of 33.6%.

Ingrid Yin:

OK. Great, thank you for taking my follow up.

Steve Chan, Roth Capital:

Congratulations on the strong quarter.

(Speaking in foreign language)

My question is related to the price in China, do you see any pricing change regarding your average selling price?

Andrew Chen:

In 2009, the average selling price for the entire product mix is US$481.74 and then for 4Q it was US$484, so I think we had throughout 2009 been pretty stable and towards the end of the year I think we see the prices actually pretty strong. On a going-forward basis, I think in order, we do not want to rule out the possibility, you know, to quickly expand into other markets and to grow our revenue, we might have certainly a pricing strategy which we will have depending on product applications, we might have a little bit price adjustments, by now we are not so much under heavy pressures on prices and some of the prices adjustments are conducted as our initiative to improve our market penetration.

But I do not think there is any significant pressure on our prices as Ms. Guo indicated earlier that we are at this 15% below our international competitors when it comes to general NPCC sales price per ton.

Steve Chan:

OK. That is helpful.

Operator:

At this time there are no further questions. Gentlemen, do you have any closing remarks?

Crocker Coulson:

OK. Well, operator, if it were the end of our questions, we would like to thank all of our listeners this morning for your interest in the Company’s story and your participation on the call.

To any those of you who will be heading over to China the next few months, we certainly encourage you to visit ShengdaTech’s management at their new corporate headquarters in Shanghai and, of course, if any of you want to have a facility’s tour we will do our best to arrange that based on the availability of the time.

Again, we would like to thank all of you for joining us on the call and this now concludes ShengdaTech’s 4Q and full year 2009 earnings call. Thank you very much operator for your assistance.

Operator:

Thank you. This concludes today’s conference call you may now disconnect.

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